EXHIBIT 10.5







                                CREDIT AGREEMENT

                                   dated as of

                                  July 1, 1999

                                      among

                            The Lenders Party Hereto

                                       and

                   CHASE BANK OF TEXAS, NATIONAL ASSOCIATION,
                             as Administrative Agent

                                       and

                         TOPS SPECIALTY HOSPITAL, LTD.,
                                   as Borrower




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                                TABLE OF CONTENTS

ARTICLE I.
       Definitions ........................................................1
           SECTION 1.01. Defined Terms ....................................1
           SECTION 1.02. Classification of Loans and Borrowings ..........16
           SECTION 1.03. Terms Generally .................................16
           SECTION 1.04. Accounting Terms; GAAP...........................16

ARTICLE II.
       The Credits........................................................17
           SECTION 2.01. Commitments......................................17
           SECTION 2.02. Loans ...........................................17
           SECTION 2.03. Requests for Borrowings .........................18
           SECTION 2.04. Intentionally Deleted ...........................19
           SECTION 2.05. Intentionally Deleted ...........................19
           SECTION 2.06. Intentionally Deleted ...........................19
           SECTION 2.07. Funding of Loans ................................19
           SECTION 2.08. Interest Elections ..............................21
           SECTION 2.09. Termination of Commitments.......................22
           SECTION 2.10. Repayment of Loans, Evidence of Debt.............22
           SECTION 2.11. Prepayment of Loans .............................22
           SECTION 2.12. Fees ............................................23
           SECTION 2.13. Interest ........................................23
           SECTION 2.14. Alternate Rate of Interest ......................24
           SECTION 2.15. Increased Costs .................................25
           SECTION 2.16. Break Funding Payments ..........................25
           SECTION 2.17. Taxes ...........................................26
           SECTION 2.18. Payments Generally, Pro Rata Treatment,
                         Sharing of Set-offs .............................27
           SECTION 2.19. Mitigation Obligations, Replacement of Lenders ..28
           SECTION 2.20. Mandatory Prepayments and Reductions
                         of Commitments ..................................29

ARTICLE III.
       Representations and Warranties.....................................31
           SECTION 3.01. Organization, Powers ............................31
           SECTION 3.02. Authorization, Enforceability ...................31
           SECTION 3.03. Governmental Approvals; No Conflicts ............31
           SECTION 3.04. Financial Condition; No Material
                         Adverse Change ..................................31
           SECTION 3.05. Properties ......................................32
           SECTION 3.06. Litigation and Environmental Matters ............32
           SECTION 3.07. Compliance with Laws and Agreements .............33
           SECTION 3.08. Investment and Holding Company Status ...........33
           SECTION 3.09. Taxes............................................33
           SECTION 3.10. ERISA ...........................................33

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           SECTION 3.11. Disclosure ......................................33
           SECTION 3.12. Year 2000 .......................................34
           SECTION 3.13. Real Property ...................................34
           SECTION 3.14. Proprietary Rights ..............................34
           SECTION 3.15. Subsidiaries ....................................34

 ARTICLE IV.
       Conditions ........................................................35
           SECTION 4.01. Effective Date...................................35
           SECTION 4.02. Each Credit Event................................37

 ARTICLE V.
       Affirmative Covenants .............................................38
           SECTION 5.01. Financial Statements and Other Information ......38
           SECTION 5.02. Notices of Material Events ..................... 39
           SECTION 5.03. Existence, Conduct of Business ..................40
           SECTION 5.04. Payment of Obligations ..........................40
           SECTION 5.05. Maintenance of Properties; Insurance ............40
           SECTION 5.06. Books and Records; Inspection Rights ............41
           SECTION 5.07. Compliance with Laws ............................41
           SECTION 5.08. Use of Proceeds .................................41
           SECTION 5.09. Business Loans ..................................41
           SECTION 5.10. Compliance with ERISA ...........................41
           SECTION 5.11. Intentionally Deleted ...........................41
           SECTION 5.12. Cooperation with Syndicator .....................41
           SECTION 5.13. Fixed Charge Coverage Ratio .....................42
           SECTION 5.14. Indebtedness to EBITDA Ratio ....................42
           SECTION 5.15. Management Fee ..................................43

 ARTICLE VI.
       Negative Covenants ................................................43
           SECTION 6.01. Indebtedness ....................................43
           SECTION 6.02. Liens ...........................................44
           SECTION 6.03. Fundamental Changes .............................44
           SECTION 6.04. Investments, Loans, Advances, Guarantees
                         and Acquisition .................................45
           SECTION 6.05. Hedging Agreements ..............................45
           SECTION 6.06. Restricted Payments .............................45
           SECTION 6.07. Transactions with Affiliates ....................45
           SECTION 6.08. Restrictive Agreements ..........................46
           SECTION 6.09. Intentionally Deleted ...........................46
           SECTION 6.10. Subordinated Indebtedness .......................46
           SECTION 6.12. Nature of Business ..............................46
           SECTION 6.13. No Amendment ....................................46
           SECTION 6.14. Capital Expenditures ............................47
           SECTION 6.15. Subsidiaries ....................................47

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           SECTION 6.16. Management Fee ..................................47

ARTICLE VII.
       Events of Default..................................................47

ARTICLE VIII.
       The Administrative Agent ..........................................49

ARTICLE IX.
       Miscellaneous .....................................................51
           SECTION 9.01. Notices .........................................51
           SECTION 9.02. Waivers, Amendments .............................53
           SECTION 9.03. Expenses, Indemnity, Damage Waiver ..............53
           SECTION 9.04. Successors and Assigns ..........................55
           SECTION 9.05. Survival ........................................58
           SECTION 9.06. Counterparts: Integration, Effectiveness ........58
           SECTION 9.07. Severability ....................................58
           SECTION 9.08. Right of Setoff .................................58
           SECTION 9.09. Governing Law, Jurisdiction, Consent to
                         Service of Process ..............................59
           SECTION 9.10. WAIVER OF JURY TRIAL ............................59
           SECTION 9.11. Headings ........................................60
           SECTION 9.12. Confidentiality .................................60

SCHEDULES:
Schedule 2.01          Part A Term Loan Facility A Commitment
                       PART B Term Loan Facility B Commitment
Schedule 3.06          Disclosed Matters
Schedule 3.13          Real Property
Schedule 3.14          Proprietary Rights
Schedule 3.15          Subsidiaries
Schedule 6.01          Existing Indebtedness
Schedule 6.02          Existing Liens
Schedule 6.08          Existing Restrictions

EXHIBITS:
Exhibit A - Form of Assignment and Acceptance
Exhibit B - Form of Opinion of Borrower's Counsel
Exhibit C - Form of Confidentiality Agreement
Exhibit D - Form of Promissory Note
Exhibit E - Survey Requirements
Exhibit F - Form of Compliance Certificate

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                                CREDIT AGREEMENT

      CREDIT AGREEMENT dated as of July 1, 1999, among TOPS SPECIALTY HOSPITAL, LTD., the LENDERS party hereto, and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

      SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

      "ABR" when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.

      "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

      "ADMINISTRATIVE AGENT" means Chase Bank of Texas, National Association, in its capacity as administrative agent for the Lenders hereunder.

      "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

      "AGREEMENT" means this Credit Agreement, as the same may be amended, restated or otherwise modified from time to time.

      "ALTERNATE BASE RATE" means for any day a rate per annum equal to the lesser of (a) the greater of (1) the Prime Rate for that day and (2) the Federal Funds Effective Rate for that day plus 1/2% of 1% or (b) the Ceiling Rate. The Alternate Base Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 (366 for a leap year) days. If for any reason Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest or demonstrated error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, then the Alternate Base Rate shall, until the circumstances giving rise to such inability no longer exists, be the lesser of (a) the Prime Rate from time to time in effect or (b) the Ceiling Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from

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and including the effective date of such change in the Prime Rate or the Federal
Funds Effective Rate, respectively.

      "APPLICABLE PERCENTAGE" means, with respect to any Lender, the percentage of the total Term Loan Facility A Commitments and Term Loan Facility B Commitments represented by such Lender's Term Loan Facility A Commitment and Term Loan Facility B Commitment, respectively. If the Term Loan Facility A Commitments and Term Loan Facility B Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the unpaid principal of the Loans, giving effect to any assignments.

      "APPLICABLE RATE" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread" or "Eurodollar Spread," as the case may be:

                                 ABR Spread             Eurodollar Spread

Term Loan Facility A                1.25%                    2.25%

Term Loan Facility B                1.75%                    2.75%

      "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of EXHIBIT A or any other form approved by the Administrative Agent.

      "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

      "BORROWER" means TOPS Specialty Hospital, Ltd., a Texas limited partnership.

      "BORROWING" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

      "BORROWING REQUEST" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

      "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to remain closed; PROVIDED that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

      "CAPITAL EXPENDITURES" means, for any period, all expenditures of Borrower and its Subsidiaries that are classified as capital expenditures in accordance with GAAP including all such expenditures associated with Capital Lease Obligations.

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      "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations of such
Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

      "CASUALTY EVENT" shall mean with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

      "CEILING RATE" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter 1D establishes the Ceiling Rate, the Ceiling Rate shall be the "indicated rate ceiling" (as defined in Chapter 1D) for that day. Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under Chapter 1D by notice to Borrower, if and to the extent permitted by Chapter 1D. Without notice to Borrower or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

      "CHANGE IN CONTROL" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of a general partner of Borrower (other than any such Person or group that owns such shares on the date hereof);
(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of a general partner of Borrower by Persons who were neither
(i) nominated by the board of directors of a general partner of Borrower nor
(ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (other than any Person or group that Controls the Borrower on the date hereof).

      "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

      "CHAPTER 1D" means Chapter 1D of Title 79, Texas Revised Civil Statutes, 1925, as amended.

      "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

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      "COMPLIANCE CERTIFICATE" means the Compliance Certificate in substantially the form attached hereto as EXHIBIT F, with such modifications and additions thereto as shall be in accordance with this Agreement and reasonably satisfactory to Administrative Agent.

      "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement in the form attached hereto as EXHIBIT C.

      "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

      "DEBT" shall mean, as of any applicable date of determination, all items of Indebtedness, obligation or liability of a Person (other than, with respect to Borrower, Subordinated Debt), whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP relating to the Transactions.

      "DEED OF TRUST" means that certain Deed of Trust and Security Agreement to David L. Mendez, Trustee for the benefit of Administration Agent and Lenders executed the same date hereon covering certain real property located in Harris County, Texas.

      "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

      "DEFAULT RATE" means, on any day, a rate per annum equal to two percent (2%) plus the greater of (i) the Alternate Base Rate plus the Applicable Rate or
(ii) the Adjusted LIBO Rate plus the Applicable Rate; provided in no event shall the Default Rate be in excess of the Ceiling Rate.

      "DISCLOSED MATTERS" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

      "DISPOSITION" shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by Borrower or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition (x) of any Property sold or disposed of in the ordinary course of business and on ordinary business terms and (y) of any investment permitted under Section 6.04 or (z) to the Borrower or any of its wholly-owned Subsidiaries.

      "DOLLARS" or "$" refers to lawful money of the United States of America.

      "EBITDA" shall mean, for any period, the amount, determined without duplication, for Borrower and its Subsidiaries on a consolidated basis, of earnings before (a) interest expense in such period, (b) accrued taxes in such period, and (c) depreciation, amortization and other non-cash charges in such period.

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      "EFFECTIVE DATE" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 9.02).

      "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

      "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "EQUITY ISSUANCE" shall mean (a) any issuance or sale by Borrower of (i) any of its capital stock (including preferred stock), (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of Borrower or any of its Subsidiaries, pursuant to employee benefit plans established in the ordinary course of business and any capital stock of Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in Borrower or
(b) the receipt by Borrower whether directly (or indirectly through one or more of its Subsidiaries) after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by Borrower).

      "EQUITY RIGHTS" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, or exchangeable for any additional shares of capital stock of any class, or partnership or other ownership interest of any type in, such Person.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time:

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

      "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding

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deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

      "EURODOLLAR" when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

      "EVENT OF DEFAULT" has the meaning assigned to such term in Article VII.

      "EXCESS CASH FLOW" shall mean, for any period, the sum, determined without duplication, for Borrower and its Subsidiaries on a consolidated basis, of EBITDA for such period MINUS (a) taxes paid in such period, MINUS (b) cash interest expense payable and paid in such period, MINUS (c) unfinanced Capital Expenditures made and payable in such period, MINUS (d) Capital Lease Obligations payable and paid in such period, MINUS (e) scheduled principal payments of the Loans made in such period, MINUS (f) prepayments of the Loans in such period made pursuant to Section 2.11 or Section 2.20(a), (b) or (d), MINUS
(g) Restricted Payments, not prohibited by this Agreement, made in such period.

      "EXCLUDED TAXES" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

      "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next

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succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

      "FINANCIAL STATEMENTS" shall mean all balance sheets, income statements and other financial data, statements and reports (whether of Borrower or any of its Subsidiaries), which are required to, have been, or may from time to time hereafter, be required to be furnished to Administrative Agent.

      "FIXED CHARGE COVERAGE RATIO" shall mean, as of any date, for the four most recently completed fiscal quarters, the ratio for Borrower and its Subsidiaries on a consolidated basis, of (a) EBITDA for such period MINUS all unfinanced Capital Expenditures incurred in such period, to (b) the sum of cash interest expense payable and paid in such period, PLUS scheduled principal payments on the Loans and other Indebtedness made in such period, PLUS Restricted Payments made in such period. Provided, however, that a Restricted Payment of up to $1,000,000 (or such lesser amount as is required to consummate the purchase of TOPS Specialty Hospital and is accounted for in accordance with
GAAP) on or prior to the Effective Date, and a subsequent Restricted Payment of up to $270,000 (or such lesser amount as is required to consummate the purchase of TOPS Specialty Hospital and is accounted for in accordance with GAAP) made within ninety (90) calendar days after the Effective Date, shall not be considered as Restricted Payments for purposes of the preceding sentence.

      "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

      "GAAP" means generally accepted accounting principles in the United States of America.

      "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "GUARANTEE" of or by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply fluids for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working

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capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; PROVIDED, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

      "GUARANTOR" shall mean United Surgical Partners International, Inc., a Delaware corporation, its successors and assigns.

      "GUARANTY" shall mean that certain guaranty of this Agreement executed by Guarantor on or about of even date herewith, and referenced in Section 4.01 of this Agreement, as the same may be amended and modified from time to time.

      "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

      "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, to the extent of the fair market value of such Property, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

      "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

      "INTEREST PAYMENT DATE" means (a) with respect to any ABR Loan, the last Business Day of each October, January, April and July and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Loan, and in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

      "INTEREST PERIOD" means with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three, six months or, with the consent of each Lender, twelve months thereafter, as the Borrower may elect; PROVIDED, that
(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

      "INTEREST ELECTION REQUEST" means a request by the Borrower to convert or continue a Loan or a portion thereof in accordance with Section 2.08.

      "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent, or extended to such Person.

      "LENDERS" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

      "LIBO RATE" means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on the Reuter Money Rates Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 am., Dallas, Texas time, three Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of an amount similar to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., Dallas, Texas time, three Business Days prior to the commencement of such Interest Period.

      "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

      "LOAN DOCUMENTS" shall mean, collectively, this Agreement, all promissory notes, guaranties, the Deed of Trust, all Uniform Commercial Code financing statements, and all other documents executed in connection with this Agreement.

      "LOANS" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

      "MANAGEMENT FEE" shall mean all management fees, consulting fees and all other like fees and amounts due and payable, from time to time by Borrower to Texas Outpatient Surgicare Center, Inc., pursuant to that certain Management Agreement dated June 1, 1988, as amended, and any other agreements, arrangements or understandings by and between Borrower, Texas Outpatient Surgicare Center, Inc. or United Surgical Partners International, Inc., or among Borrower, Texas Outpatient Surgicare Center, Inc. or United Surgical Partners International, Inc. and another or others.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects, or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents:

      "MATERIAL INDEBTEDNESS" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

      "MOODY'S" means Moody's Investors Service, Inc.

      "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                                       1O

      "NET AVAILABLE PROCEEDS" shall mean:

      (i) in the case of any Disposition, the amount of Net Cash Payments received or to be received in connection with such Disposition; and

      (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation (other than proceeds of business interruption insurance) received by Borrower and its Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by Borrower and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on Property affected by such Casualty Event, (C) any Taxes payable by Borrower or any of its Subsidiaries as a result of such Casualty Event and (D) amounts required to be paid to any Person (other than Borrower or any of its Subsidiaries) owning a beneficial interest in the Property subject to the Casualty Event.

      "NET CASH PAYMENTS" shall mean, with respect to any Disposition, the aggregate amount of all cash payments received by Borrower and its Subsidiaries directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition; PROVIDED that (a) Net Cash Payments shall be net of (i) the amount of any legal, accounting, regulatory, title and recording tax expenses, commissions and other reasonable fees and expenses paid by Borrower and its Subsidiaries in connection with Disposition and (ii) any income or other Taxes estimated to be payable by Borrower and its Subsidiaries or by the partners of Borrower as a result of such Disposition (but only to the extent that such estimated Taxes are in fact paid to the relevant Federal, state or local governmental authority within six months of the date of such Disposition), (iii) any amounts required to be paid to any Person (other than Borrower or any of its Subsidiaries) owning a beneficial interest in the Property subject to the Disposition, and (b) Net Cash Payments shall be net of any repayments by Borrower or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the real property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to such Disposition.

      "NET INCOME" shall mean the net income (or loss) of a Person for any period determined in accordance with GAAP but excluding in any event:

         (a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of Investments or fixed or capital assets, net of any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

         (b) in the case of Borrower, net earnings of any Person (other than a wholly-owned Subsidiary) in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

      "OTHER TAXES" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

      "PERMITTED ENCUMBRANCES" means:

      (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

      (b) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens (i) arising in the ordinary course of business,
(ii) securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04 and (iii) (A) imposed by law or (B) if the same (1) are usual and customary, including as to scope of collateral, and
(2) do not secure obligations for borrowed money, created by contract;

      (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

      (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

      (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

      (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; PROVIDED that the term "Permitted Encumbrances" as used in this clause (f) shall not include any Lien securing Indebtedness; and

      (g) Liens in favor of Administrative Agent and Lenders.

      "PERMITTED INVESTMENTS" means:

      (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

      (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

      (c) investments in certificates of deposit, banker's acceptances, demand deposits, and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

      (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

      "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

      "PLAN" means any employee pension benefit plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated; would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

      "PRIME RATE" means the rate of interest per annum publicly announced from time to time by Chase Bank of Texas, National Association as its prime rate in effect at its principal office in Houston, Texas; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      "PROPERTY" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

      "PROPRIETARY RIGHTS" shall mean any patents, registered and common law trademarks, service marks, trade names, copyrights, licenses and other similar rights (including know-how, trade secrets and other confidential information) and applications for each of the foregoing, if any.

      "REDUCTION EVENT" means any Disposition provided that a Disposition in any fiscal year of Borrower shall not constitute a Reduction Event unless, and then only to the extent that, the fair market value of the Property that is the subject of such Disposition is $100,000 or more (herein, the "Current Disposition"); and provided further that no Current Disposition shall constitute a Reduction Event if and to the extent that the Net Available Proceeds of the Current Disposition are applied within 60 days of the consummation of such Current Disposition to the purchase by the Borrower or a Subsidiary of substitute assets, so long as the Borrower shall have delivered to the Administrative Agent a certificate (a "REPLACEMENT SALES CERTIFICATE") of the chief executive officer or the chief financial officer of the Borrower, in form and detail satisfactory to Administrative Agent, certifying as to (x) the amount of such Net Available Proceeds of the Current Disposition that will (on the date of the Current Disposition) be received in cash and (y) the fact that the Borrower or a

Subsidiary shall invest such Net Available Proceeds in substitute assets within 60 days after the date of consummation of such Current Disposition. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article VI of this Agreement.

      "REGISTER" has the meaning set forth in Section 9.04.

      "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      "REQUIRED LENDERS" means, at any time, Lenders having Term Credit Exposures and unused Term Loan Facility A Commitments or Term Loan Facility B Commitments representing 66 2/3% of the sum of the total Term Credit Exposures and unused Term Loan Facility A Commitments or Term Loan Facility B Commitments at such time.

      "RESTRICTED PAYMENT" means any distribution (whether in cash, securities or other Property) with respect to any partnership or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such partnership or other equity interest of the Borrower or any option or other right to acquire any such partnership or other equity interest of the Borrower, but excluding distributions to Borrower by a wholly-owned Subsidiary.

      "S&P" means Standard & Poor's Ratings Group.

      "STATUTORY RESERVE RATE" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "SUBORDINATED DEBT" shall mean indebtedness of Borrower to third parties that has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

      "SUBSIDIARY" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

      "SUBSIDIARY" means any subsidiary of the Borrower.

      "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

      "TERM CREDIT EXPOSURE" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans at such time.

      "TERM LOAN FACILITY A" means the Term Loan Facility A made pursuant to
Section 2.02 in the original principal amount of $8,000,000.

      "TERM LOAN FACILITY B" means the Term Loan Facility B made pursuant to
Section 2.02 in the original principal amount of $5,096,000.

      "TERM LOAN FACILITY A COMMITMENT" shall mean, for each Term Loan Lender, the obligation of such Lender to make a Loan in the amount set forth in Schedule
2.01 Part A or, in the case of any Person that becomes a Term Loan Lender pursuant to an assignment permitted under Section 9.04 as specified in the respective instrument of assignment pursuant to which such assignment is effected (in each case as the same may be reduced from time to time pursuant to Section 9.04) pursuant to an assignment. The total original aggregate principal amount of Term Loan Facility A Commitments shall not exceed $8,000,000.

      "TERM LOAN FACILITY B COMMITMENT" shall mean, for each Term Loan Lender, the obligation of such Lender to make a Loan in the amount set forth in Schedule
2.01 Part B or, in the case of any Person that becomes a Term Loan Lender pursuant to an assignment permitted under Section 9.04, as specified in the respective instrument of assignment pursuant to which such assignment is effected (in each case as the same may be reduced from time to time pursuant to Section. 9.04") pursuant to an assignment. The total original aggregate principal amount of the Term Loan Facility B Commitments shall not exceed $5,096,000.

      "TERM LOAN LENDERS" shall mean (a) on the date hereof, the Lenders having Term Loan Facility A Commitments set forth on Schedule 2.01 Part A hereof and Term Loan Facility B Commitments set forth on Schedule 2.01 Part B and (b) thereafter, the Lenders from time to time holding Loans after giving effect to any assignments thereof permitted by Section 9.04.

      "TERM LOAN NOTES" shall mean the promissory notes provided for by Section
2.02 and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

      "TERM LOAN FACILITY A MATURITY DATE" means June 30, 2005.

      "TERM LOAN FACILITY B MATURITY DATE" means June 30, 2009.

      "TRANSACTIONS" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

      "TYPE" when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan or on the Loans comprising such Borrowing is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

      "UNUSED EXCESS CASH FLOW" for any fiscal year shall mean the Excess Cash Flow for such fiscal year minus the amount of prepayments made from such Excess Cash Flow pursuant to Section 2.20(c) of this Agreement.

      "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans or Borrowings may be classified and referred to by Type (e.g. a "EURODOLLAR LOAN" or "EURODOLLAR BORROWING").

      SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "Property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

      SECTION 1.04. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terns of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II.
                                  THE CREDITS

      SECTION 2.01. COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan relating to such Lenders' Term Loan Facility A Commitment to the Borrower in an aggregate principal amount that will not result in such Lender's Term Credit Exposure exceeding such Lender's Term Loan Facility A Commitment.

      Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan relating to such Lenders' Term Loan Facility B Commitment to the Borrower in an aggregate principal amount that will not result in such Lender's Term Credit Exposure exceeding such Lender's Term Loan Facility B Commitment.

      Upon the occurrence of an event that, with notice or the passage of time, or both, would constitute an Event of Default (as defined in Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower suspend the Commitments (and thereupon the Commitments shall immediately be suspended). During the period of any such suspension: (i) no Lender shall be obligated in respect of its Commitment and (ii) any fees due to any one or more of Administrative Agent and the Lenders (including the fees provided for in Section 2.12) shall be calculated without regard to such suspension. Without limiting the first sentence of this paragraph, (x) a grace or cure period in an agreement between the Borrower (or a Subsidiary) and a third party (i.e., a Person that is not the Administrative Agent or a Lender) is included as a passage of time within the contemplation of such first sentence and (y) a notice given by a third party (i.e., a Person that is not the Administrative Agent or a Lender) to the Borrower or a Subsidiary is included as a notice within the contemplation of such first sentence. This paragraph shall apply notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents.

      SECTION 2.02. LOANS.

      (a) Each Loan shall be made by the Lenders ratably in accordance with their respective Term Loan Facility A Commitments and Term Loan Facility B Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; PROVIDED that the Term Loan Facility A Commitments and the Term Loan Facility B Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

      (b) Each Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan, in a single advance, to the Borrower in Dollars (PROVIDED that the same shall occur no later than thirty (30) days following the Effective Date) in an aggregate principal amount up to but not exceeding the amount of the Term Loan Facility A Commitment of such Lender. Thereafter the Borrower may convert Loans of one Type into Loans of another Type (as provided in Section 2.08) or continue Loans of one Type as Loans of the same Type (as provided in Section 2.08).

      (c) Each Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan, in a single advance, to the Borrower in Dollars (PROVIDED that the same shall occur no later than thirty (30) days following the Effective Date) in an aggregate principal amount up to but not exceeding the amount of the Term Loan Facility B Commitment of such Lender. Thereafter the Borrower may convert Loans of one Type into Loans of another Type (as provided in Section 2.08) or continue Loans of one Type as Loans of the same Type (as provided in Section 2.08).

      (d) Each Loan representing the Lender's Term Loan Facility A Commitment made by each Lender shall be evidenced by a single promissory note of the Borrower, substantially in the form of EXHIBIT D dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Term Loan Facility A Commitment as originally in effect and otherwise duly completed.

      (e) Each Loan representing the Lender's Term Loan Facility B Commitment made by each Lender shall be evidenced by a single promissory note of the Borrower, substantially in the form of EXHIBIT D dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Term Loan Facility B Commitment as originally in effect and otherwise duly completed.

      (f) Subject to Section 2.14, (i) each Loan shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

      (g) At the commencement of each Interest Period for any Eurodollar Loan, the amount of such Eurodollar Loan shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. At the time each ABR Loan is made, the amount of such ABR Loan shall be in an aggregate principal amount that is an integral multiple of $10,000 and not less than $50,000; provided that an ABR Loan may be in an aggregate amount that is equal to the entire unused balance of either the Term Loan Facility A Commitment or the Term Loan Facility B Commitment, as the case may be. Loans of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Loans outstanding.

      SECTION 2.03. REQUESTS FOR BORROWINGS. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Dallas, Texas time, the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be evidenced by a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

      (i) the aggregate amount of the requested Borrowing and whether the same is for Term Loan Facility A or Term Loan Facility B, or both;

      (ii)  the date of such Borrowing, which shall be a Business Day;

      (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

      (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

      (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

      SECTION 2.04. INTENTIONALLY DELETED.

      SECTION 2.05. INTENTIONALLY DELETED.

      SECTION 2.06. INTENTIONALLY DELETED.

      SECTION 2.07. FUNDING OF LOANS.

      (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Dallas, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Dallas, Texas and designated by the Borrower.

      (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender's share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, but in no event in excess of the Ceiling Rate, or
(ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan.

      (c) The principal of Term Loan Facility A shall be due and payable in twenty-four (24) quarterly installments of $333,333.33 each. The first such installment shall be due and payable on the last Business Day of October, 1999, and a like installment shall be due and payable on the last Business Day of each January, April, July and October thereafter until the debt evidenced by Term Loan Facility A shall have been fully paid and satisfied; PROVIDED, that on the Term Loan Facility A Maturity Date, the entire unpaid principal balance of the debt evidenced by Term Loan Facility A and all accrued and unpaid interest on the unpaid principal balance thereof shall be finally due and payable.

      (d) Commencing on the last Business Day of October, 1999 and continuing until the last Business Day of July, 2004, the principal of Term Loan Facility B shall be due and payable in twenty (20) installments of Forty-Five Thousand and No/100 Dollars ($45,000.00) each. The first installment shall be due and payable on the last Business Day of October, 1999, and a like installment shall be due and payable on the last Business Day of each January, April, July and October thereafter. Beginning the last Business Day of October, 2004, the principal of Term Loan Facility B shall be due and payable in four (4) installments of Seventy Thousand and No/100 Dollars ($70,000.00) each. The first $70,000 installment shall be due and payable on the last Business Day of October, 2004, and a like installment shall be due and payable on the last Business Day of each January, April and July thereafter. Beginning the last Business Day of October, 2005, the principal of Term Loan Facility B shall be due and payable in four (4) installments of One Hundred Thousand and No/100 Dollars ($100,000.00) each. The first $100,000 installment shall be due and payable on the last Business Day of October, 2005, and a like installment shall be due and payable on the last Business Day of each January, April and July thereafter. Beginning the last Business Day of October, 2006, the principal of Term Loan Facility B shall be due and payable in four (4) installments of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) each. The first $125,000 installment shall be due and payable on the last Business Day of October, 2006, and a like installment shall be due and payable on the last Business Day of each January, April and July thereafter. Beginning the last Business Day of October, 2007, the principal of Term Loan Facility B shall be due and payable in four (4) installments of One Hundred Seventy-Five Thousand and

No/100 Dollars ($175,000.00) each. The first $175,000 installment shall be due and payable on the last Business Day of October, 2007, and a like installment shall be due and payable on the last Business Day of each January, April and July thereafter. Beginning the last Business Day of October, 2008, the principal of Term Loan Facility B shall be due and payable in four (4) installments of Five Hundred Eighty Thousand and No/100 Dollars ($580,000.00) each. The first $580,000 installment shall be due and payable on the last Business Day of October, 2008, and a like installment shall be due and payable on the last Business Day of each January, April and July thereafter until the debt evidenced by Term Loan Facility B shall have been fully paid and satisfied; PROVIDED, that on the Term Loan Facility B Maturity Date, the entire unpaid principal balance of the debt evidenced by Term Loan Facility B and all accrued and unpaid interest on the unpaid principal balance thereof shall be finally due and payable.

      SECTION 2.08. INTEREST ELECTIONS.

      (a) Each Loan initially shall be of the Type specified in the applicable Interest Election Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such. Thereafter, the Borrower may elect to convert such Loan or an applicable amount of such Loan to a different Type or to continue such Loan and, in the case of a Eurodollar Loan, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Loan, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Loan, and the Loans comprising each such portion shall be considered a separate Loan.

      (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be evidenced by a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

      (c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i) the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (iii) and
      (iv) below shall be specified for each resulting Loan);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Loan is to be an ABR Loan or a Eurodollar Loan; and

            (iv) if the resulting Loan is a Eurodollar Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."

If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

      (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Loan.

      (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

      SECTION 2.09. TERMINATION OF COMMITMENTS. Unless previously terminated, the Term Loan Facility A Commitment shall terminate thirty (30) days following the Effective Date and the Term Loan Facility B Commitment shall terminate thirty (30) days following the Effective Date.

      SECTION 2.10. REPAYMENT OF LOANS. EVIDENCE OF DEBT.

      (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Term Loan Facility A Maturity Date and the Term Loan Facility B Maturity Date, as the case may be.

      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

      (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

      SECTION 2.11. PREPAYMENT OF LOANS.

      (a) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section, without premium or penalty except as specified in
Section 2.16; PROVIDED each partial prepayment shall be in an aggregate amount that is an integral multiple of $100,000 and shall not be less than $100,000.

      (b) The Borrower shall notify the Administrative Agent by telecopy or other written notice of prepayment not later than five (5) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Term Loan Facility A or portion thereof, or Term Loan Facility B or portion thereof, as the case may be, to be prepaid. Promptly following receipt of any such notice relating to any Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Loan of the same Type as provided in Section 2.02; PROVIDED each partial prepayment of a Eurodollar Loan shall be in an aggregate amount that is an integral multiple of $100,000 and shall not be less than $100,000. Each prepayment of any Loan shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

      SECTION 2.12. FEES.

      (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

      (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

      SECTION 2.13. INTEREST.

      (a) The Loans comprising each ABR Loan shall bear interest at the Alternate Base Rate plus the Applicable Rate.

      (b) The Loans comprising each Eurodollar Loan shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Rate.

      (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate; provided, that for the full term of the debt evidenced hereby the interest rate produced by the aggregate of all sums paid or agreed to be paid hereunder for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest contemplated by this Section 2.13) shall not exceed the Ceiling Rate.

      (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; PROVIDED that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

      (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate and/or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

      (f) Notwithstanding any provision to the contrary contained in this Agreement or any of the other Loan Documents, in no case or event shall the aggregate of (i) all interest on the unpaid balance of any of the debt evidenced hereby, accrued or paid from the date hereof, and (ii) the aggregate of any other amounts accrued or paid pursuant to this Agreement or any of the other Loan Documents, which in either case under applicable laws are or may be deemed to constitute interest upon the debt evidenced hereby from the date hereof, ever exceed the Ceiling Rate. In this connection, Borrower, Administrative Agent and Lenders stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws (including Chapter 1D). In furtherance thereof, none of the terms of this Agreement or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Borrower or other parties now or hereafter becoming liable for payment of the debt evidenced hereby shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on any debt evidenced hereby during its full term produces a rate that exceeds the Ceiling Rate, the holder of the instrument evidencing such debt shall credit against the principal of such debt evidenced hereby (or, if such debt evidenced hereby shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid for the use, forbearance or detention of the debt evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, among Borrower and Lenders.

      SECTION 2.14. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Loan:

      (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

      (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and such Loan shall be made as an ABR Loan.

      SECTION 2.15. INCREASED COSTS.

      (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

            (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

      and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

      (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

      (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The

Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

      (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; PROVIDED that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; PROVIDED further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

      SECTION 2.16. BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked (and the foregoing reference shall not imply any rights of revocation)), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (in the case of a Eurodollar Loan) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

      SECTION 2.17. TAXES.

      (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; PROVIDED that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this
Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

      (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

      SECTION 2.18. PAYMENTS GENERALLY, PRO RATA TREATMENT, SHARING OF SET-OFFS.

      (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Dallas, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas 77002, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

      (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

      (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; PROVIDED that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

      (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, provided, that for the full term of the loan the interest rate produced by the aggregate of all sums paid or agreed to be paid hereunder for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest contemplated by this Section 2.18) shall not exceed the Ceiling Rate.

      (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

      SECTION 2.19. MITIGATION OBLIGATIONS, REPLACEMENT OF LENDERS.

      (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Such Lender's obligations set forth in this paragraph are in all respects subject to Borrower's agreement to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

      SECTION 2.20. MANDATORY PREPAYMENTS AND REDUCTIONS OF COMMITMENTS.

      (a) CASUALTY EVENTS. Upon the date ninety (90) days following the receipt by Borrower of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of Borrower or any of its Subsidiaries (or upon such earlier date as Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the

Property affected by such Casualty Event), Borrower shall, if the Net Available Proceeds with respect to such Casualty Event shall exceed $100,000, prepay the Loans, and the Term Loan Facility A Commitment and Term Loan Facility B Commitment shall be subject to automatic reduction, in an aggregate amount (rounded, downwards to the nearest $100,000), if any, equal to one hundred percent (100%) of the Net Available Proceeds of such Casualty Event not theretofore applied, or committed to be applied, to the repair or replacement of such Property, such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (e) of this Section 2.20. Nothing in this paragraph (a) shall be deemed to limit any obligation of Borrower or any of its Subsidiaries pursuant to any of the Loan Documents to remit, pending application to the repair or replacement of such Property, to a collateral or similar account maintained by the Administrative Agent pursuant to any of the Loan Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

      (b) INCURRENCE OF INDEBTEDNESS AND EQUITY ISSUANCES. Without limiting the obligation of Borrower to obtain the consent of the Lenders pursuant to Section
6.01 to the incurrence or existence of Indebtedness not otherwise permitted hereunder, Borrower agrees, on or prior to the occurrence of any issuance of debt or debt securities or any Equity Issuance of Borrower (but excluding any Equity Issuance of a limited partnership interest in Borrower to a physician in connection with such physician's becoming associated with Borrower) in which the fair market value of the Property (including cash) received as proceeds is $100,000 or more (herein, the "CURRENT FUNDING"), to deliver to the Lenders a statement, certified by the chief executive officer or the chief financial officer of Borrower, in form and detail satisfactory to the Administrative Agent, of the estimated amount of the proceeds of the Current Funding, net of reasonable issuance and/or incurrence costs, that will (on the date of the Current Funding) be received in cash, in which event Borrower will prepay the Loans, and the Term Loan Facility A Commitment and the Term Loan Facility B Commitment shall be subject to automatic reduction, upon the date of the Current Funding, in an aggregate amount equal to the sum of one hundred percent (100%) of the Current Funding, net of such costs, and of all prior Current Fundings as to which a prepayment has not yet been made under this paragraph (b), received in cash on or prior to the date of the Current Funding.

      (c) EXCESS CASH FLOW. On or before ten (10) Business Days after Borrower's receipt from its independent auditors of the financial statements contemplated by Section 5.01 (commencing with respect to the fiscal year of Borrower ending December 31, 1999), but in any event on or before 135 calendar days after the end of each fiscal year of Borrower, Borrower shall prepay the Loans in an aggregate amount (rounded downwards to the nearest $100,000) equal to fifty percent (50%) of Excess Cash Flow for such fiscal year, (or in the case of the fiscal year ending December 31, 1999, the portion of such fiscal year after the Effective Date), such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (e) of this Section 2.20. Notwithstanding the foregoing, Borrower shall not be required to make the mandatory prepayment relating to Excess Cash Flow as contemplated by this paragraph (c) after the payment of fifty percent (50%) or more of the total original outstanding principal balance of Term Loan Facility A and Term Loan Facility B.

      (d) SALE OF ASSETS, ETC. Without limiting the obligation of Borrower to obtain the consent of the Lenders pursuant to Section 6.03 to any Disposition not otherwise permitted hereunder,

Borrower agrees on or prior to the occurrence of a Reduction Event, Borrower shall deliver to Lenders a statement, certified by the chief executive officer or the chief financial officer of the Borrower, in form and detail satisfactory to Administrative Agent, of the estimated amount of the Net Available Proceeds of the Current Disposition which constitutes a Reduction Event, in which event Borrower will prepay the Loans, and the Term Loan Facility A Commitment and the Term Loan Facility B Commitment shall be subject to automatic reduction, upon the date of the Reduction Event, in an aggregate amount equal to the sum of one hundred percent (100%) of the Net Available Proceeds of the Current Disposition constituting the Reduction Event, and of all prior Dispositions as to which a prepayment has not yet been made under this paragraph (d), received in cash on or prior to the date of the Reduction Event.

      Prepayment of Loans and reductions of Term Loan Facility A Commitment and Term Loan Facility B Commitment shall be effected in each case in the manner and to the extent specified in paragraph (e) of this Section 2.20.

      (e) APPLICATION. Prepayments and reductions of Term Loan Facility A Commitment and Term Loan Facility B Commitment described in the above paragraphs of this Section 2.20 shall be effected in the amount of the prepayment specified in paragraphs (a) through (d), inclusive (as applicable), and shall be applied to the remaining installments of the Loans in inverse order of maturity.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Lenders that:

      SECTION 3.01. ORGANIZATION, POWERS. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

      SECTION 3.02. AUTHORIZATION, ENFORCEABILITY. The Transactions are within the Borrower's partnership powers and have been duly authorized by all necessary partnership action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

      SECTION 3.03. GOVERNMENTAL APPROVALS; NO CONFLICTS. The Transactions (a) do not require any consent or approval of registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the partnership agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

      SECTION 3.04. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE.

      (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, partners' capital and cash flows as of and for the fiscal years ended 1998 and 1997 certified by its chief financial officer. All such financial statements fairly present, in all material respects, the respective financial condition of the respective entities as at the respective dates, and the respective results, as the case may be, of operations for the respective periods ended on said respective dates, all in accordance with GAAP and practices applied on a consistent basis subject to normal, recurring year-end adjustments and the omission of footnote disclosure. Borrower and its Subsidiaries do not have on the date of this Agreement any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the most recent of such balance sheets as at said respective dates.

      (b) As of the Effective Date, there has been no Material Adverse Effect since December 31, 1998.

      SECTION 3.05. PROPERTIES. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

      SECTION 3.06. LITIGATION AND ENVIRONMENTAL MATTERS.

      (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

      (b) Except for the Disclosed Matters, each of Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

      In addition, except for the Disclosed Matters, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to Borrower's knowledge, threatened by any Governmental Authority or other Person with respect to any alleged failure by a Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials generated by Borrower or any of its Subsidiaries, except to the extent that failure to have any such environmental, health or safety permit, license, or other authorization could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by Borrower or any of its Subsidiaries and that could reasonably be expected to result in a Material Adverse Effect have been made available to the Lenders.

      (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of a Material Adverse Effect.

      SECTION 3.07. COMPLIANCE WITH LAWS AND AGREEMENTS. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

      SECTION 3.08. INVESTMENT AND HOLDING COMPANY STATUS. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

      SECTION 3.09. TAXES. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

      SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

      SECTION 3.11. DISCLOSURE. The Borrower has disclosed to the Lenders all agreements, instruments and partnership or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Confidentiality Agreement nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      SECTION 3.12. YEAR 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's and its Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's and its Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, shall be completed by September 30, 1999. The cost to the Borrower and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect.

      SECTION 3.13. REAL PROPERTY. Set forth on Schedule 3.13 is a list of all of the real property interests of the Borrower and its Subsidiaries on the date hereof or that (after giving effect to the transactions contemplated to occur on or before the Closing Date) will be held by Borrower or any of its Subsidiaries as of the Effective Date, indication in each case whether the respective Property is owned or leased, the identity of the owner or lessee and the location of the respective Property.

      SECTION 3.14. PROPRIETARY RIGHTS. Schedule 3.14 lists all of Borrower's and its Subsidiaries' material Proprietary Rights, including the name and mark "TOPS Specialty Hospital" and all such other Proprietary Rights as have been registered, as of the Effective Date. As of the Effective Date, each of the Borrower and its Subsidiaries possesses all material Proprietary Rights necessary to the conduct of their business, and the loss or expiration of any Proprietary Right or group of Proprietary Rights, other than "TOPS Specialty Hospital," would not have a Material Adverse Effect. As of the Effective Date, no such loss or expiration is pending or, to Borrower's knowledge, threatened, with respect to any Proprietary Rights, including "TOPS Specialty Hospital."

Except as indicated on Schedule 3.14, as of the Effective Date (a) Borrower and the Subsidiaries own all right, title and interest in and to all of their Proprietary Rights, (b) there have been no claims made against Borrower or any Subsidiary thereof for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and there are no grounds for the same,
(c) neither Borrower nor any Subsidiary thereof have received a notice of conflict with the asserted rights of others within the last five years, and (d) the conduct of Borrower's and the Subsidiaries' business has not infringed any Proprietary Rights of others and, Borrower and the Subsidiaries' Proprietary Rights have not been infringed by other Persons. To the best of the Borrower's knowledge after reasonable inquiry, its use of the name "TOPS Specialty Hospital" would not infringe upon or otherwise adversely affect the right or claimed right of any Person with respect to the use of such name and Borrower and each of its Subsidiaries is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, the "TOPS Specialty Hospital" name with respect to the use thereof or otherwise.

      SECTION 3.15. SUBSIDIARIES. As of the date of this Agreement, all of Borrower's Subsidiaries, including Borrower's current ownership interests in such Subsidiaries, and, separately, all of Borrower's wholly-owned Subsidiaries, are listed on Schedule 3.15 attached hereto.

                                   ARTICLE IV.
                                   CONDITIONS

      SECTION 4.01. EFFECTIVE DATE. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

      (a) The Administrative Agent (or its counsel) shall have received from each party hereto (i) either (A) a counterpart of this Agreement and all other Loan Documents required to be executed by the Lenders signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) all other Loan Documents required to be signed by Administrative Agent, including the following:

      Term Loan Facility A 1. $8,000,000.00 Term Loan Facility A Note
                           2. Security Agreement
                           3. Guaranty - United Surgical Partners
                              International, Inc.
                           4. Compliance Certificate
                           5. Any other documents required by Administrative
                              Agent

      Term Loan Facility B 1. $5,096,000.00 Term Loan Facility B Note
                           2. Deed of Trust
                           3. Security Agreement
                           4. Compliance Certificate
                           5. Guaranty - United Surgical Partners
                              International, Inc.
                           6. Any other documents required by Administrative
                              Agent

      (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Borrower, substantially in the form of EXHIBIT B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

      (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

      (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president or a Financial Officer of the managing general partner of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

      (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

      (f) The Administrative Agent shall have received, at Borrower's expense, a mortgagee title insurance policy (herein called the "Mortgagee Title Policy") showing Administrative Agent as the insured thereunder, in the amount of Term Loan Facility B, in form and substance and written by the title company satisfactory to Administrative Agent, on behalf of an underwriter satisfactory to Administrative Agent, insuring a valid first lien upon the real property described in the Deed of Trust by virtue of the Deed of Trust and containing no exceptions except those specifically waived in writing by Administrative Agent.

      (g) The Administrative Agent shall have received, at Borrower's expense, an MAI appraisal of the real property covered by the Deed of Trust including all improvements thereon by a licensed appraiser satisfactory to Administrative Agent, such appraisal to be in the form and amount satisfactory to Administrative Agent.

      (h) The Administrative Agent shall have received evidence that the stock purchase contemplated by the Stock Purchase Agreement (the "Stock Purchase Agreement") by and between Columbia/HCA of Houston, Inc. and United Surgical Partners International, Inc. dated June 30, 1999 shall have been consummated in accordance with the terms of such Stock Purchase Agreement, including all schedules and exhibits thereto (except for any modifications, supplements or waivers thereof, or written consents or determinations made by any of the parties thereto, each of which shall be satisfactory to Administrative Agent in its reasonable discretion), and the Administrative Agent shall have received a certificate of the chief executive officer of Borrower to such effect and to the effect that the attached thereto are true and complete copies of the Stock Purchase Agreement and the documents delivered in connection with the closing thereunder. In addition, the Administrative

Agent shall be reasonably satisfied with the organizational structure and capital structure of the Borrower and its Subsidiaries.

      (i) The Administrative Agent shall have received a Phase I Environmental Site Assessment prepared for the Borrower and conducted for the real property described in the Deed of Trust acceptable in form and substance to Administrative Agent.

      (j) The Administrative Agent shall have received certificates of insurance evidencing the existence of all insurance (other than workers' compensation) required to be maintained by Borrower and its Subsidiaries pursuant to Section
5.05 and the designation of the Administrative Agent as the loss payee or additional named insured, as the case may be, thereunder to the extent required by Section 5.05, such certificates to be in such form and contain such information as is specified in Section 5.05. In addition, Borrower shall have delivered to the Administrative Agent a certificate of the chief executive officer or the chief financial officer of Borrower setting forth the insurance obtained by it in accordance with the requirements of Section 5.05 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

      (k) The Administrative Agent shall have received evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including any contingent or other amounts payable in respect of letters of credit) indicated on Schedule 6.01 that is to be repaid on or before the Effective Date, shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and that all Guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Administrative Agent shall have been made); in addition, the Administrative Agent shall have received from any Person holding any Lien securing any such Indebtedness, such Uniform Commercial Code termination statements, mortgage releases and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Indebtedness (or arrangements for such release and termination satisfactory to the Administrative Agent shall have been made).

      (1) The Administrative Agent shall have received, at the sole cost and expense of Borrower, a current boundary survey (the "Survey") of the real property described in the Deed of Trust containing the information and meeting the requirements of the Survey Requirements attached hereto as EXHIBIT E.

      (m) The Administrative Agent shall have received evidence that the identity of the limited partners of Borrower shall have been reconstituted in a manner in form and substance satisfactory to the Administrative Agent.

      (n) The Administrative Agent shall have received a detailed accounting of the cash transactions associated with the reconstitution of Borrower described in Section 4.01(m) above, which accounting shall be in form and substance satisfactory to the Administrative Agent.

      (o) The Administrative Agent shall have received a subordination agreement, executed by Borrower and United Surgical Partners International, Inc. in form and content satisfactory to Administrative Agent, subordinating all Management Fees.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Dallas, Texas time, on July 2, 1999 (and, in the event such conditions are not so satisfied or waived, the Term Loan Facility A Commitment and the Term Loan Facility B Commitment shall terminate at such time).

      SECTION 4.02. EACH CREDIT EVENT. The obligation of each Lender to make a Loan is subject to the satisfaction of the following conditions:

      (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan.

      (b) At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

Each Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and
(b) of this Section.

                                   ARTICLE V.
                              AFFIRMATIVE COVENANTS

Until the Term Loan Facility A Commitment and Term Loan Facility B Commitment have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

      SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower will furnish to the Administrative Agent and each Lender:

      (a) within 120 days after the end of the fiscal year of the Borrower ending December 31, 1999, and within 90 days after the end of each fiscal year of Borrower thereafter, its audited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG Peat Marwick, L.L.P. or other independent public accountants of recognized national or regional standing and reasonably acceptable to Administrative Agent (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

      (b) within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower and concurrently with the financial statements to be delivered pursuant to clause (a) above, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

      (c) as soon as available, and in any event within forty-five (45) days after the end of each calendar month, including the last calendar month of each of Borrower's fiscal years, a balance sheet and statement of profit and loss and surplus reconciliation and a statement of cash flows of Borrower for and as of such month and for and as of that portion of the fiscal year of Borrower then ending, in each case, certified by one of its Financial Officers as representing fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

      (d) concurrently with any delivery of financial statements under clause
(a) or (b) above, a fully executed Compliance Certificate, certified by a Financial Officer of the Borrower as representing fairly in all material respects the information contained therein;

      (e) concurrently with any delivery of financial statements under clause
(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default;

      (f) if applicable, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its partners, generally, as the case may be;

      (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

      (h) promptly following any request thereof if the underwriter issuing the Mortgagee Title Policy becomes insolvent or is placed in receivership or for any other reason such Mortgagee Title Policy becomes unenforceable, furnish Administrative Agent, at Borrower's expense, another mortgagee title insurance policy in the amount and in substitution for the original Mortgagee Title Policy and meeting the above requirements; and

      (i) as soon as available and in any event on or before sixty (60) days after the end of each fiscal year of Borrower, financial projections of Borrower for each of the next following three (3) fiscal years of Borrower, in each case setting forth anticipated cash flows, revenues, income, expenses and capital expenditures.

      SECTION 5.02. NOTICES OF MATERIAL EVENTS. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

      (a) the occurrence of any Default;

      (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

      (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000; and

      (d) as soon as Borrower becomes aware any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by either Borrower, or any of its Subsidiaries, or of any circumstance or condition which requires or may require, a financial contribution by Borrower, or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower, or any of its Subsidiaries, under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower, or any of its Subsidiaries, or any violation or alleged violation of Environmental Law(s).

      (e) any sale of assets other than in the ordinary course of business in excess of $100,000 in the aggregate in any twelve month period;

      (f) any attempt by a third party to collect or enforce accounts payable against Borrower or any of its Subsidiaries in excess of $50,000.

      (g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

      SECTION 5.03. EXISTENCE, CONDUCT OF BUSINESS. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, patents, trademarks and franchises material to the conduct of its business; PROVIDED that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

      SECTION 5.04. PAYMENT OF OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

      SECTION 5.05. MAINTENANCE OF PROPERTIES; INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, provided that Borrower will in any event maintain (with respect to itself and each of its Subsidiaries) casualty, liability and business interruption insurance in such limits (together with related retention and/or deductible amounts) as are then customary for Persons engaged in the same or similar business similarly situated, and shall designate the Administrative Agent as loss payee with respect to any such casualty insurance.

      SECTION 5.06. BOOKS AND RECORDS; INSPECTION RIGHT. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

      SECTION 5.07. COMPLIANCE WITH LAWS. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property (including, but not limited to, the issuance or sale of any common stock or other securities), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

      SECTION 5.08. USE OF PROCEEDS. The proceeds of the Loans will be used only for financing the acquisition and subsequent distribution of funds to partners of Borrower related to the purchase of the TOPS Specialty Hospital, to finance up to $1,500,000 of capital expenditures to improve the TOPS Specialty Hospital and to refinance existing indebtedness owed by Borrower to its general partner (as reimbursement related to such purchase) or to Columbia/HCA of Houston, Inc. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

      SECTION 5.09. BUSINESS LOANS. Borrower warrants and represents to Administrative Agent and Lenders that all Loans are and will be for business, commercial, Investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter 1D.

      SECTION 5.10. COMPLIANCE WITH ERISA. If Borrower or any of its Subsidiaries maintain(s) or establish(es) a Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof and (b) furnish to Administrative Agent and each Lender (or cause the plan administrator to so furnish) a copy of the annual return (including all schedules and attachments) for each Plan covered by ERISA, and filed with the Internal Revenue Service by Borrower, or any of its Subsidiaries, not later than thirty (30) days after such report has been so filed.

      SECTION 5.11. INTENTIONALLY DELETED.

      SECTION 5.12. COOPERATION WITH SYNDICATOR. Borrower agrees actively to assist Chase Securities Inc. and the Administrative Agent in completing a syndication of the credit facilities evidenced hereby in a manner satisfactory to them. Such assistance shall include (a) the Borrower's use of commercially reasonable efforts to ensure that the syndication efforts benefit materially from Chase Securities Inc.'s and the Administrative Agent's existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and its Affiliates, (including Guarantor) and the proposed Lenders, (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with Chase Securities Inc. of one or more meetings of prospective Lenders.

      The Borrower acknowledges and agrees that Chase Securities Inc. will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Borrower also acknowledges and agrees that in connection with any proposed syndication Chase Securities Inc. will have no responsibility other than to arrange the proposed syndication, and that such responsibility is solely to the Administrative Agent. To assist Chase Securities Inc. in any syndication efforts, the Borrower agrees promptly to prepare and provide to Chase Securities Inc. and the Administrative Agent all information with respect to the Borrower and the transactions evidenced hereby, including all financial information and projections (the "Projections"), as Chase Securities Inc. may reasonably request in connection with any arrangement and syndication of the credit facilities evidenced hereby. The Borrower represents and covenants that (a) all information other than the Projections (the "Information") that has been or will be made available to the Administrative Agent or Chase Securities Inc. by the Borrower or any of its representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Administrative Agent or Chase Securities Inc. by the Borrower or any of its representatives have been or will be prepared in good faith based upon reasonable assumptions. The Borrower acknowledges and agrees that in arranging and syndicating the credit facilities evidenced hereby Chase Securities Inc. may use and rely on the information and Projections without independent verification thereof.

      Any syndication shall be in accordance with Section 9.04(b).

      SECTION 5.13. FIXED CHARGE COVERAGE RATIO. Borrower shall maintain a Fixed Charge Coverage Ratio (on a consolidated basis if Borrower then has any Subsidiaries), calculated for the four most recently completed fiscal quarters, of not less than each of the following at all times during the applicable time period listed:

      From Effective Date through and including June 30, 2000    1.0 to 1.0
      From July 1, 2000 through and including June 30, 2002      1.05 to 1.0
      From July 1, 2002 through and including June 30, 2003      1.1 to 1.0
      From July 1, 2003 and at all times thereafter              1.15 to 1.0

      SECTION 5.14. INDEBTEDNESS TO EBITDA RATIO. Borrower shall maintain a ratio of Indebtedness to EBITDA (with Indebtedness being determined as of the end of the most recently completed fiscal quarter, and with EBIDTA being determined for the four most recently completed fiscal quarters, and, if Borrower then has any Subsidiaries, on a consolidated basis) of not more than each of the following at all times during and at all times thereafter the applicable time period listed:

      From Effective Date through June 30, 2000                  4.0 to 1.0
      From July 1, 2000 through June 30, 2001                    3.5 to 1.0
      From July 1, 2001 through June 30, 2002                    3.0 to 1.0
      From July 1, 2002 and at all time thereafter               2.5 to 1.0

      SECTION 5.15. MANAGEMENT FEE. Borrower agrees that, upon and during the continuance of an Event of Default (or the occurrence of an event that, with notice or the passage of time, or both, would become an Event of Default), Borrower shall not pay any Management Fee. The payment of Management Fees is also subject to SECTION 6.16.

                                   ARTICLE VI.
                               NEGATIVE COVENANTS

      Until the Term Loan Facility A Commitment and the Term Loan Facility B Commitment have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

      SECTION 6.01. INDEBTEDNESS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

      (a) Indebtedness created hereunder,

      (b) Indebtedness existing on the date hereof and set forth in SCHEDULE
6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

      (c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets and all improvements, additions and accessions thereto and all identifiable proceeds thereof prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except to the extent of the reasonable out-of-pocket cost of such extension, renewal or replacement); provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $300,000 at any time outstanding;

      (d) Indebtedness of the Borrower or any Subsidiary incurred as Capital Lease Obligations on or before March 31, 2000 in an amount not to exceed $700,000.

      (e) Indebtedness other than as contemplated in this Section 6.01 (a) through (d) above not exceeding $300,000 in the aggregate outstanding at any time.

      SECTION 6.02. LIENS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

      (a) Permitted Encumbrances;

      (b) (i) any Lien on any Property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other Property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and (ii) extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of the reasonable out-of-pocket cost of such extension, renewal or replacement);

      (c) any Lien existing on any Property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property or assets of the Borrower or any Subsidiary and all improvements, additions and accessions thereto and all identifiable proceeds thereof and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of the reasonable out-of-pocket cost of such extension, renewal or replacement);

      (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other Property or assets of the Borrower or any Subsidiary and all improvements, additions and accessions thereto and all identifiable proceeds thereof.

      SECTION 6.03. FUNDAMENTAL CHANGES.

      (a) The Borrower will not, and will not permit any Subsidiary to, merge into, acquire or consolidate with any other Person, or permit any other Person (including but not limited to any professional association) to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

      (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement.

      SECTION 6.04. INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except Permitted Investments.

      SECTION 6.05. HEDGING AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

      SECTION 6.06. RESTRICTED PAYMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) as otherwise provided for in Section 5.08 of this Agreement, (ii) partnership distributions of Borrower in a fiscal year comprising less than fifty percent (50%) of the Net Income of Borrower for such fiscal year, but in no event shall this clause (ii) limit partnership distributions of Borrower under this clause (ii) to an amount less than 40% of Borrower's net taxable income, as determined in accordance with the Code, and (iii) at any time after the second anniversary of the Effective Date, so long as (A) no Default has occurred and is then continuing, (B) Borrower then provides Administrative Agent a fully executed Compliance Certificate and (C) Borrower has made all mandatory prepayments required in
Section 2.20(c) of this Agreement, partnership distributions of Borrower in any fiscal year up to the amount of Unused Excess Cash Flow for the preceding fiscal year; PROVIDED, HOWEVER that the restrictions on partnership distributions set forth in this Section 6.06 shall not apply at such time as (a) the outstanding principal balance of Term Loan Facility A is less than $4,000,000, (b) the outstanding principal balance of Term Loan Facility B is less than $2,548,000, and (c) Borrower maintains a Fixed Charge Coverage Ratio greater than or equal to 1.15 to 1.0.

      SECTION 6.07. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties or (b) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate.

      SECTION 6.08. RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or
(b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the other Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on SCHEDULE 6.08 or any extension, renewal, amendment or modification thereof which does not expand the scope of any such restriction or condition (but the foregoing shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or an asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness and (v) clause
(a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

      SECTION 6.09. INTENTIONALLY DELETED.

      SECTION 6.10. SUBORDINATED INDEBTEDNESS. The Borrower shall not subordinate any indebtedness due to it from any Person to Indebtedness of other creditors of such Person.

      SECTION 6.11. INTENTIONALLY DELETED.

      SECTION 6.12. NATURE OF BUSINESS. Borrower and its Subsidiaries presently engaged in such business will not discontinue as their principal business activity the ownership and operation of the TOPS Speciality Hospital (a specialty hospital in Houston, Texas); nor will Borrower or any Subsidiaries change the conduct of their businesses as presently being conducted or engage in any new or different business if the result thereof would be to materially and substantially change the business of Borrower and the Subsidiaries taken as a whole.

      SECTION 6.13. NO AMENDMENT. Borrower will not alter, modify or otherwise amend any contract or agreement currently or hereafter in existence (including, without limitation, the Management Agreement with respect to TOPS Specialty Hospital), the effect of which could reasonably be expected to cause a Material Adverse Effect.

      SECTION 6.14. CAPITAL EXPENDITURES. Borrower shall not acquire or expend for, or commit to acquire or expend for, capital assets by lease (including any Capitalized Lease Obligations), purchase or otherwise an aggregate amount that exceeds $300,000, in any fiscal year.

      SECTION 6.15. SUBSIDIARIES. Borrower shall not, without the prior written consent of the Administrative Agent, (a) form, create, acquire or suffer to exist any Subsidiary or (b) purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interest of any Person or any shares of stock or ownership interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of its present business.

      SECTION 6.16. MANAGEMENT FEE. Borrower shall not pay any Management Fee if an Event of Default would result (or an event would result that, with notice or the passage of time, or both, would become an Event of Default, including, without limitation, a breach of either or both of Sections 5.13 and 5.14). The payment of Management Fees is also subject to SECTION 5.15.

                                  ARTICLE VII.
                               EVENTS OF DEFAULT

      If any of the following events ("Events of Default") shall occur:

      (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

      (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such default shall continue for a period ending on the earlier of five (5) calendar days or three (3) Business Days thereafter;

      (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

      (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any of the other Loan Documents and such Default shall continue for a period of ten (10) Business Days thereafter; provided that such cure period shall not apply to any failure to observe or perform the covenants set forth in Sections 5.02, 5.03, 5.08, 5.15 and Article VI of this Agreement;

      (e) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable subject to any applicable grace or cure period;

      (f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer, in either case not prohibited by this Agreement, of the Property or assets securing such Indebtedness;

      (g) any event or condition occurs resulting in a default or event of default in respect of any Material Indebtedness in excess of $100,000, subject to any applicable grace or cure period;

      (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

      (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

      (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

      (k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

      (1) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

      (m) a Change in Control shall occur; or

      (n) if any Loan Document shall be terminated, revoked (including any revocation of the Guaranty, as to Indebtedness of Borrower incurred after the effectiveness of such revocation), or otherwise rendered void or unenforceable, in any case, without Lender's prior written consent;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Facility A Commitment and the Term Loan Facility B Commitment, and thereupon the Term Loan Facility A Commitment and the Term Loan Facility B Commitment shall terminate immediately, and (ii) declare the loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Term Loan Facility A Commitment and the Term Loan Facility B Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable. Except to the extent, if any, that notice of Default is expressly required herein or in any of the other Loan Documents,

Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment of any and all Indebtedness evidenced by the Loan Documents may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this Agreement and the other Loan Documents shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any Lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

                                  ARTICLE VIII.
                            THE ADMINISTRATIVE AGENT

      Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

      The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

      The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

      The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

      The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

      Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld) of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders. and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Dallas, Texas or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

      Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative

Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX.
                                 MISCELLANEOUS

      SECTION 9.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

      (a) if to the Borrower:

          TOPS Specialty Hospital, Ltd.
          c/o United Surgical Partners International, Inc.
          17103 Preston Road, Suite 190 North
          Dallas, Texas 75248
          Attention: Chief Financial Officer
          Tel: 972-713-3500
          Fax: 972-713-3550

          with a copy to:

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          1700 Pacific Avenue, Suite 4100
          Dallas, Texas 75201
          Attention: Alan L. Laves, P.C.
          Tel: 214-969-2800
          Fax: 214-969-4343

      (b) if to the Administrative Agent:

          Chase Bank of Texas, National Association
          100 North Central Expressway
          Richardson, Texas 75080
          Attention: Ellen W. Smith
          Tel: 972-680-7348
          Fax: 972-680-7377

          and

          Chase Securities Inc.
          707 Travis Street, 8th Floor
          Houston, Texas 77002

          Attention: Troy Taylor
          Tel: 713-216-1267
          Fax: 713-216-4583

          and

          Agency Services
          Chase Bank of Texas, N.A.
          One Chase Manhattan Plaza, 8th Floor
          New York, New York 10081
          Tel: 212-552-7943
          Fax: 212-552-7490
          Attn: Muniram Appanna

          with a copy to:

          Locke Liddell & Sapp LLP
          2200 Ross Avenue, Suite 2200
          Dallas, Texas 75201
          Attention: Russell F. Coleman, P.C.
          Tel: (214) 740-8686
          Fax: (214) 740-8800

      (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

      SECTION 9.02. WAIVERS, AMENDMENTS.

      (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

      (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Facility A Commitment or the Term Loan Facility B Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Facility A Commitment or any Term Loan Facility B Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this
Section 9.02 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

      SECTION 9.03. EXPENSES, INDEMNITY, DAMAGE WAIVER.

      (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any "workout," restructuring or negotiations in respect of such Loans.

      (b) If Administrative Agent or any of the Lenders, their successors or assigns retains an attorney in connection with any default or to collect, enforce or defend this Agreement or any of the Loan Documents in any lawsuit or in any reorganization, bankruptcy or other proceeding, or if Borrower sues Administrative Agent or any Lender in connection with this Agreement or any of the Loan Documents and does not prevail, then Borrower agrees to pay to Administrative Agent or any Lender, in addition to principal and interest, all reasonable costs and expenses incurred by such Lender in trying to collect the Indebtedness or in any such suit or proceeding, including reasonable attorneys' fees. To the extent not prohibited by applicable law, Borrower will pay all costs and expenses and reimburse Administrative Agent or any Lenders for any and all expenditures of every character incurred or expended from time to time, regardless of whether or not a default has occurred, in connection with (a) the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of this Agreement or any of the Loan

Documents, including legal, accounting, auditing, architectural engineering and inspection services and disbursements, or in connection with collecting or attempting to enforce or collect this Agreement or any of the other Loan Documents, (b) Administrative Agent's or Lenders' evaluating, monitoring, administrating and protecting any collateral ("Collateral") now or hereafter securing payment of any part of this Agreement or any of the Loan Documents and
(c) Administrative Agent's or Lenders' creating, perfecting and realizing upon Administrative Agent's or Lenders' security interests in and Liens on any Collateral, and all costs and expenses relating to Administrative Agent's or Lenders' exercising any of its rights and remedies hereunder or under any other Loan Document or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, taxes (other than Excluded Taxes), brokerage fees and commissions, title review and abstract fees, Uniform Commercial Code search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys' fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of any Collateral and all fees and expenses for any professional services relating to the Collateral or any operations conducted in connection with it; provided, that no right or option granted by Borrower to Administrative Agent or any Lender or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on Administrative Agent or any Lender to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection with it for the benefit of Borrower or any other person or entity other than Administrative Agent or any Lender. BORROWER AGREES TO INDEMNIFY, DEFEND AND HOLD ADMINISTRATIVE AGENT AND ANY LENDER, ITS SHAREHOLDERS, DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, ADVISORS AND EMPLOYEES (COLLECTIVELY "INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, OBLIGATION, DAMAGE, PENALTY, JUDGMENT, CLAIM, DEFICIENCY, EXPENSE, ACTION, SUIT, COST AND DISBURSEMENT OF ANY KIND OR NATURE WHATSOEVER (INCLUDING INTEREST, PENALTIES, ATTORNEYS' FEES AND AMOUNTS PAID IN SETTLEMENT), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE INDEMNIFIED PARTIES GROWING OUT OF OR RESULTING FROM THIS AGREEMENT, ANY LOAN DOCUMENTS OR ANY TRANSACTION OR EVENT CONTEMPLATED HEREIN OR THEREIN (EXCEPT THAT SUCH INDEMNITY SHALL NOT BE PAID TO ANY INDEMNIFIED PARTY TO THE EXTENT THAT SUCH LOSS, ETC. DIRECTLY RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY). If any person or entity (including, without limitation, Borrower or any of its affiliates) ever alleges gross negligence or willful misconduct by an Indemnified Party, the full amount of indemnification provided for in this Agreement shall nonetheless be paid upon demand, subject to later adjustment or reimbursement at such time--if any--as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. Any amount to be paid under this Section by Borrower to Administrative Agent or any Lender shall be a demand obligation owing by Borrower to Administrative Agent or any Lender and shall bear interest from the date of expenditure until paid at the Alternate Base Rate until demand, and thereafter at the Default Rate.

      (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, as the case may be, such Lender's Applicable Percentage

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

      (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability (including, without limitation, strict liability), for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan.

      (e) All amounts due under this Section shall be payable promptly after written demand therefor.

      SECTION 9.04. SUCCESSORS AND ASSIGNS.

      (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Facility A Commitment or Term Loan Facility B Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Term Loan Facility A Commitment or Term Loan Facility B Commitment, the amount of the Term Loan Facility A Commitment or the Term Loan Facility B Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,000, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) if the Commitments are then in an amount equal to or less than the amount of the Commitments on the Effective Date, the Guaranty is in full force and effect and this Agreement shall not have been amended or otherwise modified in any material respect (and for purposes of this clause (vi) any amendment of a covenant in Article VI or a provision in Article VII shall be deemed material), then not more than three (3) Lenders at any one time shall be parties to this Agreement; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or
(i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and shall continue to be bound by its obligations under Section 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights end obligations in accordance with paragraph (e) of this Section.

      (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Facility A Commitment or Term Loan Facility B Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

      (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Term Loan Facility A Commitment or Term Loan Facility B Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower or the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.18(c) as though it were a Lender.

      (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

      (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto or be used as a device to avoid compliance with Section 9.04(b).

      SECTION 9.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the tune any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Facility A Commitments and the Term Loan Facility B Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Term Loan Facility A Commitments and the Tern Loan Facility B Commitments or the termination of this Agreement or any provision hereof.

      SECTION 9.06. COUNTERPARTS: INTEGRATION, EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative

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Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

      SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

      SECTION 9.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits that such Lender knows are held in a fiduciary capacity for the benefit of others) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although SUCH obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

      SECTION 9.09. GOVERNING LAW, JURISDICTION, CONSENT TO SERVICE OF PROCESS.

      (a) VENUE: CHOICE OF LAW. This Agreement is performable in Dallas County, Texas, which shall be a proper place of venue for suit on or in respect of this Agreement. Borrower hereby irrevocably agrees that any legal proceeding in respect of this Agreement shall be brought in the district courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division (collectively, the "SPECIFIED COURTS"). Borrower hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the Loan Documents brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Borrower further (1) agrees to designate and maintain an agent for service of process in the City of Dallas in connection with any such suit, action or proceeding and to deliver to Lenders evidence thereof and (2) irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Borrower. Nothing herein shall affect the right of Administrative Agent or any Lender

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to commence legal proceedings or otherwise proceed against Borrower in any jurisdiction or to serve process in any manner permitted by applicable law. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ITS CHOICE OF LAW PRINCIPLES, AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

      (b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WITHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

      SECTION 9.12. CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, provided, that with respect to clauses (b) and (c) above, that unless specifically prohibited by applicable law or court order, the party to whom such

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applicable request is made agrees, prior to disclosure thereof, to notify
Borrower of any request for disclosure of any such non-public information (A) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of such party's financial condition by such Governmental Authority) or (B) pursuant to legal process. For the purposes of this Section, "FORMATION" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; PROVIDED that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

               NOTICE PURSUANT TO TEX. BUS. & COMM. CODE ss.26.02:

      THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES SUBSTANTIALLY CONCURRENTLY HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   TOPS SPECIALITY HOSPITAL, LTD.

                                   By: Texas Outpatient Surgical Center, Inc.
                                       Its Managing General Partner

                                       By: /s/ JAMES K. LINES
                                       Name:   James K. Lines
                                       Title:  CFO

                                   CHASE BANK OF TEXAS,
                                   NATIONAL ASSOCIATION,
                                   individually and as Administrative Agent

                                   By: /s/ ILLEGIBLE
                                   Name:   Illegible
                                   Title:  Illegible

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